EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Southern Mineral Corporation:

We consent to the incorporation by reference in the registration statements on Forms S-8(No. 33-60571 and No. 333-12375) of Southern Mineral Corporation of our report dates March 9, 1999, except as to Notes 3 and 14 which are dated March 29, 1999, relating to the consolidated balance sheet of Southern Mineral Corporation and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 1998 which report appears in the December 31, 1998 annual report on Form 10-K of Southern Mineral Corporation.

                                                                        KPMG LLP

Houston, Texas
March 30, 1999